Exhibit 99.1

For Immediate Release

For further information, contact:

David Dunlap, CFO	Cormac Glynn
Socket Communications, Inc.	CEOCast
(510) 744-2735	(212) 732-4300
email: dave@socketcom.com	email: cglynn@ceocast.com

Socket Communications Reports Record Fourth Quarter and 2003 Revenue
Wireless connectivity and mobile bar code scanning products drive fifth consecutive quarter of sequential revenue growth; revenue increases 49% from 2002 fourth quarter

NEWARK, CA, February 18, 2004 - Socket Communications, Inc. (NASDAQ: SCKT; PSE: SOK), The Mobile Connection™ Company, today reported record revenue for the fourth quarter and year ended December 31, 2003. Revenue for the fourth quarter was $6.0 million, the fourth consecutive quarter of record revenue. Fourth quarter revenue increased 6 percent compared to revenue of $5.7 million for the previous quarter and an increase of 49 percent compared to revenue of $4.0 million for the same quarter a year ago. Net loss applicable to common stockholders for the fourth quarter was $0.1 million, or $0.00 per share, compared to the net loss applicable to common stockholders for the third quarter of 2003 of $0.3 million or $0.01 per share and for the fourth quarter a year ago of $0.6 million or $0.02 per share. Cash flow from operations (net loss less non-cash charges for depreciation, amortization of intangible assets, and foreign currency gains) was positive by $84,000 for the fourth quarter of 2003 compared with negative cash flow from operations of $0.2 million for the fourth quarter of 2002.

For the full year ended December 31, 2003, the Company reported revenue of $21.6 million, an increase of 32 percent compared to revenue of $16.3 million for the previous year. Net loss applicable to common stockholders was $2.0 million or $0.07 per share compared to the net loss applicable to common stockholders for 2002 of $3.1 million or $0.13 per share.

The balance sheet at December 31, 2003 included cash of $6.4 million, a current ratio of 1.8 to one, equity of $16.5 million and no long term debt. At December 31, 2002, the Company's cash balances were $3.1 million, the current ratio was 1.0 to one, equity was $11.4 million and $0.7 million in Series E Redeemable Preferred stock was outstanding.

"Socket achieved four consecutive record revenue quarters during 2003," said Kevin Mills, President and CEO. "The primary growth driver continues to be the increasing use of Pocket PCs, particularly in the corporate environment. We experienced excellent growth across a number of our product lines."

"We have been particularly pleased with the positive impact of wireless connectivity products on our revenue growth," continued Mills. "Socket offers wireless connections in the form of plug-in cards and embedded modules with Bluetooth® wireless technology, and we have been adding stand alone products incorporating Bluetooth wireless technology that work with handhelds such as our Cordless GPS Receiver, Cordless Serial Adapter, and our recently announced Cordless 56K Modem. Socket products with Bluetooth wireless technology offer a complete hardware and software solution and our embedded KwikBlue™ modules are being designed into over 20 models of industrialized Pocket PCs from 13 companies. Our wireless LAN 802.11b plug-in cards connect a Pocket PC to a wireless LAN network in a hotspot, home, or corporate environment. Wireless products in 2003 accounted for 30% of our revenue and $2.1 million of our revenue growth."

"Bar code scanning was our fastest growing family of products in 2003, accounting for 31% of our revenue and $2.8 million of our revenue growth. During 2003, we expanded our product line to add a 2D bar code scanner and imager and a small SDIO bar code scanner designed to work with both Pocket PCs and Palm Tungsten models. Productivity benefits of portable lightweight bar code scanning combined with improving corporate capital spending are driving the growth of our family of bar code scanning products."

"We expect these trends to continue in 2004," Mills concluded. "Further improvements to the economy, projected increases in sales of handheld computers, and new products will continue to drive our expansion. Our focus in 2004 will be on further developing our wireless family of products, and on the further maturing of our industrial bar code scanning and embedded systems businesses. Socket's excellent brand name and well established worldwide distribution system are all expected to contribute to our continued growth."

Additional Quarterly and Annual Financial Information

The Company's balance sheet at December 31, 2003 included a cash balance of $6.4 million, reflecting a net increase of $3.3 million in cash during the year. The cash increase was primarily due to two equity financings during the year and the exercise of stock options and warrants contributing an aggregated $5.9 million, partially offset by $1.1 million in payments for acquired Bluetooth wireless technology, use of cash to fund operating losses during the year of $0.4 million, working capital changes using $0.3 million in cash, investment in capital assets of $0.4 million, payment of cash dividends on preferred stock of $0.1 million, and lower bank line draws of $0.3 million at the end of the year. Cash increased $54,000 during the fourth quarter of 2003 reflecting positive cash flow from operations and $0.4 million of cash received from the exercise of stock options and warrants partially offset by payments for acquired Bluetooth wireless technology, investments in capital equipment and a lower bank line draw.

Connectivity products represented 40% of the Company's revenue during 2003 compared to 37% in 2002. Bar code scanning products increased in 2003 to 31% of revenue compared to 24% of revenue in 2002. Revenue from embedded products and services decreased $56,000 from 16% of revenue in 2002 to 12% of revenue in 2003 due to a large initial rollout order from one customer in 2002. Serial card revenue decreased $0.15 million to $3.6 million in 2003, representing 17% of 2003 revenue compared to 23% in 2002.

Gross profit on sales was $10.7 million, or 50% of revenue for the year ended December 31, 2003, compared to gross profit on sales of $8.1 million, or 50% of revenue, in 2002. Gross profit on sales for the quarter ended December 31, 2003 was $3.0 million, or 50% of revenue, compared to gross profit on sales of $2.1 million or 52 percent of revenue for the quarter ended December 31, 2002. Changes in gross profits during the fourth quarter of 2003 compared to the same period one year ago were primarily due to growth in sales of newer products that historically start with lower than average gross margins. The Company plans to engineer cost reductions in several of these products during 2004.

Research and development expense was $3.4 million in 2003 compared to $3.5 million in 2002, reflecting level headcount, reductions in funded engineering work as more internal engineering resources were focused on product development, offset by decreases in consulting and outside engineering services. Research and development expense was $0.9 million for the fourth quarter in both years. Moderate increases in research and development expense are anticipated during 2004 as the Company maintains a proactive research and development program.

Sales and marketing expense was $5.2 million in 2003 compared to $4.9 million in 2002, reflecting increases in the number of sales and marketing personnel. Sales and marketing expense for the quarter ended December 31, 2003 was $1.3 million compared to $0.9 million in the quarter ended December 31, 2002, reflecting increases in sales and marketing personnel and increased levels of advertising and promotion. Sales and marketing expense are expected to increase in 2004 as the Company grows.

General and administrative expense was $2.9 million in 2003 compared to $2.1 million in 2002 reflecting increases in the costs of professional services and insurance and increased shareholder communications. General and administrative expense for the quarter ended December 31, 2003 was $0.8 million in 2003 compared to $0.5 million in the quarter ended December 31, 2002, reflecting the annual trend. General and administrative expense is expected to increase in 2004 as the Company grows.

Preferred stock dividends were $0.1 million in 2003 compared to $29,000 in 2002 reflecting dividends on the issue of $2.0 million of Series F Convertible Preferred Stock commencing in March 2003 and on declining balances of Series E Redeemable Preferred Stock. Dividends in 2002 related to the issue of $1.0 million of Series E Redeemable Preferred Stock issued in October 2002 that was fully converted during 2003. An accretion charge relating to Series F preferred stock in the first quarter of 2003 reflects the discount from market after giving effect to an allocation to the investor warrants of $0.3 million of the proceeds of the Series F issuance. Deemed dividend charges of $0.3 million in 2003 and $83,000 in 2002 arose from accreting the value of the Redeemable Preferred Stock up to its redemption value.

Conference Call and Webcast

Management of Socket will hold a conference call today at 2 p.m. Pacific time to discuss the quarterly and annual results and outlook for the future. The call will be carried live and available via replay on www.ccbn.com, or participants may join the call by telephone at (800) 218-8862 or (303) 262-2130.
A replay will be available for one week at (800) 405-2236 or (303) 590-3000 Passcode 570048#.

About Socket

Socket Communications, Inc., the Mobile Connection™ Company, provides the broadest range of connectivity products for Windows Mobile-based computers, focusing on handhelds including Pocket PCs, Windows CE devices, Palm PDAs and mobile phones. Socket's Mobility Friendly™ products are feature-rich while promoting ease of use and lead the market with the smallest footprint and the most Battery Friendly® power consumption in their class. Socket's Embedded Systems Group provides solutions using mobilityIC™ interface chips, KwikBlue™ modules with embedded Bluetooth wireless technology and a family of bar code scanning products. Socket is headquartered in Newark, California and can be reached at 510-744-2700 or www.socketcom.com.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company, Mobility Friendly, KwikBlue and mobilityIC are trademarks of Socket Communications, Inc. The Bluetooth word mark and logos are owned by the Bluetooth SIG, Inc. and any use of such marks by Socket Communications, Inc. is under license. All other trademarks and trade names contained herein are those of their respective owners. © 2004, Socket Communications, Inc. All rights reserved.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include forecasts of future financial results, market reactions and operating activities. Such statements are based on expectations of the market acceptance of our products, increased supplies of handheld computers, growth in demand for our products, the potential for additional revenue growth, expectations regarding timing of the introduction and availability of new products, and expectations regarding our ability to control our operating expenses and improve our cash flow. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors. These factors include, but are not limited to, the risk of delays in the availability of new products due to technological, market or financial factors, including the availability of necessary working capital, our ability to successfully introduce and market future products, our ability to effectively manage and contain our operating costs, the availability of announced handheld computer hardware and software, market acceptance of handheld computers and emerging standards such as Bluetooth wireless technology and 802.11 and of the company's related connection products, the failure of our strategic partnerships to benefit our business as expected, disruptions to our business or to the general economy caused by external forces such as terrorist activities or natural disasters, declines in consumer or corporate spending on technology products, or the other factors described in the company's most recent Form 10-K/A and 10-Q/A reports filed with the Securities and Exchange Commission.

--Financial tables to follow--

Socket Communications, Inc. Condensed Summary Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three Months Ended Dec 31,		Years ended Dec 31,
	2003	2002	2003	2002
Revenue	$ 6,006	$ 4,037	$ 21,611	$ 16,312
Cost of revenue	3,026	1,934	10,908	8,177
Gross profit	2,980	2,103	10,703	8,135
Gross profit percent
	50%	52%	50%	50%
Research and development	869	905	3,449	3,516
Sales and marketing	1,314	939	5,189	4,889
General and administrative	800	523	2,867	2,118
Amortization of intangible technology	91	137	410	486
Total operating expenses
	3,074	2,504	11,915	11,009
Interest (income) expense, net	(2)	45	38	97
Net loss	(92)	(466)	(1,250)	(2,971)
Deemed dividends/preferred stock accretion	--	(83)	(565)	(83)
Preferred stock dividends	(17)	(29)	(137)	(29)
Net loss applicable to common stockholders	$ (109)	$ (558)	$ (1,952)	$ (3,083)
Net loss per share applicable to common stockholders	$ (0.00)	$ (0.02)	$ (0.07)	$ (0.13)
Weighted average shares outstanding	29,366	24,113	26,301	23,976

Reconciliation of Net Loss to Cash Flow from Operations Excluding Working Capital Changes (Amounts in Thousands)
	Three Months Ended Dec 31,		Year ended Dec 31,
	2003	2002	2003	2002
Net loss	$ (92)	$ (446)	$ (1,250)	$ (2,971)
Add back Non-cash charges:
Depreciation/amortization of property	128	127	569	444
Amortization of intangible technology	91	137	410	486
Foreign currency gains	(43)	(34)	(92)	(34)
Cash flow from (used by) operations*	$ 84	$ (216)	$ (363)	$ (2,075)
*Excludes working capital changes

Socket Communications, Inc. Condensed Summary Balance Sheets (Amounts in Thousands)
	December 31,
	2003	2002*
Cash	$ 6,422	$ 3,146
Accounts receivable, net	3,648	2,308
Inventories	1,737	2,129
Other current assets	210	604
Property and equipment, net	585	789
Goodwill	9,798	9,798
Intangible technology	711	1,122
Other assets	154	171
Total Assets	$ 23,265	$ 20,067

Accounts payable and accrued liabilities	$ 3,751	$ 3,761
Bank line of credit	1,567	1,906
Deferred income on shipments to distributors	852	531
Note payable	505	1,693
Capital leases/other non-current liabilities	92	44
Series E redeemable convertible preferred stock	--	731
Common and convertible preferred stock	50,460	43,411
Accumulated deficit	(33,962)	(32,010)
Total Liabilities and Equity	$ 23,265	$ 20,067
*Derived from audited financial statements.